California NewsTech                                                                                              529 Buchanan Street
  DNA  share                                                                                                                                              San Francisco, CA 94102
                                                                                                                                                                                        (415) 205-1695

                                                                                                                                                                                        www.DNAshare.com

DNAshare database Licensing Agreement

The DNAshare database (the "DATA") are available for your use by California News Tech, Inc. ("California News Tech") subject to the terms and conditions of this agreement (the "Agreement").

Academic Purposes :
Stanford University, Communication Department will analyze the DATA in relation to stock price and other data and submit findings to a scholarly journal.  A Stanford graduate student may use the data for academic projects such as a dissertation.

Where DATA and/or derivative works such as graphs are used for Academic Purposes, DNAshare and California News Tech will be credited as the source.
California News Tech will be free to use these references internally or for public relations purposes.

California News Tech PROPRIETARY RIGHTS
You acknowledge and agree that the DATA and any derivative works in connection with the DATA contain proprietary and confidential information that is protected by applicable intellectual property and other laws. Also, you acknowledge and agree that California News Tech may conduct its own, independent analysis of the DATA.

California News Tech grants you a personal, non-transferable and non-exclusive right and license to use the DATA for Academic Purposes indicated above; provided that you do not (and do not allow any third party to) reverse engineer, reverse assemble or otherwise attempt to discover any source code, sell, assign, sublicense, grant a security interest in or otherwise transfer any right in the DATA and/or derivative works.

LIMITATION OF LIABILITY
YOU EXPRESSLY UNDERSTAND AND AGREE THAT California News Tech SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, DATA OR OTHER INTANGIBLE LOSSES.

AGREED :
Stanford University,                                                                                                           California NewsTech
Department of Communication

Date:      ____________________                            Date:     ____________________

Name:    ____________________                                                                                   Name:    ____________________

Title:       ____________________                           Title:       ____________________

Signature:   ____________________                        Signature: ____________________

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